UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        August 30, 2019

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

3355 Las Vegas Boulevard South
Las Vegas,	Nevada	89109
(Address of principal executive offices)		(Zip Code)
(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On August 30, 2019 (the “Closing Date”), Marina Bay Sands Pte. Ltd. (“MBS” or the “Borrower”), a subsidiary of Las Vegas Sands Corp. (“LVSC”), entered into the Third Amendment and Restatement Agreement (the “Amendment Agreement”) with the lenders party thereto, DBS Bank Ltd. (“DBS”), as agent and security trustee (in such capacities, the “Agent”) and the other parties thereto. The Amendment Agreement amends and restates the facility agreement, dated as of June 25, 2012 (as amended, the “Existing Facility Agreement”), among the Borrower, the lenders party thereto, DBS, as the Agent and the other parties thereto (the Existing Facility Agreement, as amended and restated pursuant to the Amendment Agreement, the “Third Restated Facility Agreement”). Capitalized terms used herein and not defined herein are defined in the Third Restated Facility Agreement.

The Amendment Agreement extended the termination date of the term loans under the Facility A to August 31, 2026. The amended Facility A Loans are subject to interim quarterly amortization payments, beginning with the fiscal quarter ending December 31, 2019, in an amount equal to (i) until and including the fiscal quarter ending September 30, 2024, 0.50% of the principal amount outstanding on June 30, 2019, (ii) for the fiscal quarter ending December 31, 2024, 3.00% of the principal amount outstanding on June 30, 2019, (iii) for the fiscal quarters ending March 31, 2025, June 30, 2025 and September 30, 2025, 5.00% of the principal amount outstanding on June 30, 2019, and (iv) for the fiscal quarters ending December 31, 2025, March 31, 2026 and June 30, 2026, 18.00% of the principal amount outstanding on June 30, 2019.

The Amendment Agreement increased the amount of revolving credit commitments available under the Facility B by S$250 million to a total of S$750 million. The Amendment Agreement also extended the termination date of the Facility B to February 27, 2026. Facility B Loans are not subject to interim amortization payments.

Under the Third Restated Facility Agreement, certain lenders committed to provide a new delayed draw term loan facility (“Facility D”) in an aggregate principal amount of up to S$3.75 billion. Subject to satisfaction of customary conditions for facilities of this type, the Facility D will be available to the Borrower at any time prior to December 30, 2024, to finance Project Costs associated with the expansion project being developed pursuant to the Development Agreement, dated as of April 3, 2019, between MBS and the Singapore Tourism Board (the “MBS Expansion Project”). The termination date for the Facility D is August 31, 2026. The Facility D Loans are subject to interim quarterly amortization payments, beginning with the fiscal quarter ending March 31, 2025, in an amount equal to (i) until and including the fiscal quarter ending September 30, 2025, 5.00% of the principal amount outstanding on December 30, 2024, and (ii) for each fiscal quarter from December 31, 2025, until and including June 30, 2026, 18.00% of the principal amount outstanding on December 30, 2024.

Under the Third Restated Facility Agreement, the Facility A Loans, Facility B Loans and Facility D Loans bear interest at an applicable margin that (a) is fixed at 1.65% per annum until September 30, 2020 and (b) will range from 1.15% to 1.85% per annum thereafter, based on the Borrower’s consolidated leverage ratio.

Under the Third Restated Facility Agreement, the Borrower must comply with a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of each fiscal quarter from the Closing Date until twelve months following the date in which a temporary occupation permit is issued with respect to the MBS Expansion Project. Thereafter, the Borrower must comply with a maximum consolidated leverage ratio of 4.00 to 1.00 as of the last day of each fiscal quarter.

Some of the lenders, agents and arrangers under the Amendment Agreement and Third Restated Facility Agreement and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for LVSC and its subsidiaries in the ordinary course of business, for which they have received and will receive customary compensation.

The foregoing summary of the Amendment Agreement is not complete and is qualified in its entirety by reference to the full and complete text of the Amendment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

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ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1
Third Amendment and Restatement Agreement, dated as of August 30, 2019, among Marina Bay Sands Pte. Ltd., as borrower, the various lenders party thereto and DBS Bank Ltd., as agent and security trustee and the other parties thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 3, 2019

LAS VEGAS SANDS CORP.
By:	/s/ Patrick Dumont
Name: Patrick Dumont Title: Executive Vice President and Chief Financial Officer

2019.08-1.01/8-K